Exhibit 10.18
HOME FEDERAL SAVINGS BANK
Cash Retention Award Agreement
Name of Employee Receiving Award:
Amount of Cash Retention Award:
Vesting Schedule:

Percentage of Award Which
Scheduled Vesting Date(s)	Becomes Vested

December 31, 2011 December 31, 2012 December 31, 2013	33 1/3% 33 1/3% 33 1/3%
     This Cash Retention Award Agreement (“Agreement”), between Home Federal Savings Bank, a savings association headquartered in Rochester, Minnesota (the “Bank”), and the Employee identified in the table above, is hereby made ____________________, 2011.
Recitals
     WHEREAS, in order to provide an incentive to the Employee to continue in the employment of the Bank, the Bank approved the grant of a Cash Retention Award to the Employee, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, the Bank and the Employee mutually agree as follows:
Terms and Conditions
     1. Grant of Award. Subject to the terms and conditions of this Agreement, the Bank hereby grants to the Employee the Cash Retention Award (the “Award”) in the amount specified at the beginning of this Agreement.
     2. Vesting.
(a)	Scheduled Vesting. Unless the Employee earlier vests in an Award or portion thereof pursuant to subsection (b) of this Section 2, the Employee shall vest in a portion of the Award in the percentages and on the scheduled vesting dates specified in the vesting schedule in the table at the beginning of this Agreement, provided that the Employee has not incurred a Termination of Employment prior to the scheduled vesting date for such portion. For purposes of this Agreement, a “Termination of Employment” means that the Employee’s employment with the Bank; its parent company, HMN Financial, Inc. (“HMN”) ; or a corporation or other entity controlled by, controlling or under common control with HMN or the Bank (an “Affiliate”), is terminated for any reason, whether by the Employee’s then employer with or without cause, or voluntarily or involuntarily by the Employee; provided, however, that neither the transfer of the Employee among any combination of the Bank, HMN or any Affiliate, nor a leave of absence granted to the Employee by the Employee’s then employer, will be deemed a Termination of Employment.

(b)	Other Vesting Events. Notwithstanding the provisions of Section 2(a), if the Employee’s Termination of Employment occurs during a calendar year because of the Employee’s death or Disability (as hereinafter defined), the Employee will vest in the unvested portion of the Award that would otherwise have vested had the Employee remained employed on the scheduled vesting date in such year.
     3. Forfeiture. Any amounts of the Award which do not become vested under the terms of Section 2 will be forfeited to the Bank.
     4. Payment. Subject to the provisions of Section 5, the Bank will pay the Employee the vested amounts of the Award on January 31 of the year following the year in which such amounts became vested. The amount so paid shall be net of any required withholding for all applicable federal, state, local or other taxes. The Employee shall have no right to payment of any unvested amounts of the Award.
     5. Employee’s Rights Limited. The Employee acknowledges that HMN is subject to compliance with certain obligations and restrictions (whether imposed by law, regulation, order, directive, or agreement) as a recipient of financial assistance under the Troubled Asset Relief Program (“TARP”) (such obligations and restrictions hereinafter referred to as the “TARP Restrictions”). The TARP Restrictions include, but are not limited to, the corporate governance and executive compensation standards set forth in Section 111 of the Emergency Economic Recovery Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and the regulations promulgated thereunder (“EESA”).
     The Employee further acknowledges that HMN, the Bank, and their Affiliates are subject to the supervisory authority of the Office of Thrift Supervision (the “OTS”), and may from time to time be subject to the authority of additional or successor financial regulators. Accordingly, HMN, the Bank and their Affiliates may be bound by, and are subject to compliance with, any applicable order or rule of, memorandum of understanding with, or directive or consent, approval or no objection requirement of, the OTS or other supervisory authority or financial regulator (the “Supervisory Restrictions”).
By executing this Agreement, the Employee expressly acknowledges and confirms that:

(a)	the Employee’s rights and entitlements under this Agreement, including but not limited to the vesting and payment of the Award or any portion thereof, shall be limited in such manner and to such extent as the Bank, in its sole discretion, deems necessary or advisable to avoid violation by HMN or the Bank of, or any failure by HMN or the Bank to comply with, the TARP Restrictions and/or the Supervisory Restrictions;

(b)	the Bank shall not be bound by any term of this Agreement which the Bank determines, in its sole discretion, to be impermissible under, or would constitute a failure to comply with, the TARP Restrictions and/or the Supervisory Restrictions;

(c)	the Employee understands that, as a result of the limitations described in this Section 5, the Employee may be permanently deprived of any right whatsoever to the vesting and/or payment of amounts under this Agreement; and

(d)	the amounts paid to the Employee under this Agreement shall be fully recoverable by the Bank if, and to the extent that, the Bank, in its sole discretion, determines the recovery of such amounts to be necessary in order for HMN, the Bank or any of their Affiliates to comply with the TARP Restrictions, the Supervisory Restrictions, or any other applicable law, regulation, directive, order, or consent agreement, or pursuant to any policy of HMN or the Bank in effect from time to time, and the Employee shall promptly repay such amounts upon receipt of demand for repayment therefor from the Bank pursuant to this subsection (d).
     6. Definition of Certain Additional Terms. The following capitalized terms shall have the meanings ascribed below for purposes of this Agreement.
(a)	“Cause” means (1) an act or acts of dishonesty undertaken by the Employee and intended to result in substantial gain or personal enrichment of the Employee at the expense of HMN or the Bank; (2) incompetence or misconduct that is willful and deliberate on the Employee’s part and that, in either event, is injurious to HMN or the Bank; (3) the conviction of the Employee of a felony; (4) the intentional failure of the Employee to perform the Employee’s stated duties or to satisfy the Employee’s obligations as an officer or employee of HMN or the Bank, which failure has not been cured by the Employee within 30 days after written notice thereof to the Employee from HMN or the Bank, as applicable; (5) any breach of the Employee’s fiduciary duty to HMN or the Bank involving personal profit to the Employee; (6) the willful violation by the Employee of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or (7) material breach, not caused by HMN or the Bank, of any of the terms and conditions of this Agreement or of any employment agreement between the Employee and the HMN or the Bank, which breach has not been cured by the Employee within ten days after written notice thereof to the Employee from HMN or the Bank.

(b)	“Disability” means any medically determinable physical or mental impairment that causes the Employee to be unable to carry out the Employee’s job responsibilities for a continuous period of more than six months, in the sole determination of the Board of Directors of the Bank (the “Bank Board”).
     7. No Assurance of Future Awards. This Agreement does not impose any obligation on the Bank to make any future grants or issue any future awards to the Employee.
     8. Binding Effect; Successors and Assigns. This Agreement will be binding in all respects on the heirs, representatives, successors and assigns of the Employee. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Bank, including any party with which the Bank may merge or consolidate or to which it may transfer substantially all of its assets. As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Bank.
     9. Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and will be construed and interpreted thereunder (without regard to its conflict-of-law principles).
     10. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the Award and supersedes all prior agreements, arrangements, plans, and understandings relating to the Award; provided that any agreement, consent or waiver executed by the Employee prior to the date of this Agreement in connection with HMN’s participation in TARP shall not be superseded by the Agreement.
     11. Amendment and Waiver. This Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance; provided, however, that the Bank may unilaterally amend this Agreement without the obtaining the agreement, consent or waiver of the Employee, as the Bank Board deems necessary or advisable for HMN, the Bank or any Affiliate to comply with, or avoid a violation of, the TARP Restrictions, the Supervisory Restrictions, or any other applicable law, regulation, directive, consent agreement or order.
     12. Section 409A of the Internal Revenue Code. The amounts paid under this agreement are intended to be “short-term deferrals” within the meaning of Treas. Reg. § 1.409A-1(b)(4). If any payment of any vested amount to the Employee must be delayed due to the applicability of a TARP Restriction on such payment (for example, the prohibition under Section 111 of EESA of bonus payments to certain employees of a TARP recipient), such payment shall be made promptly following the first date upon which the payment could be made without violating such TARP Restriction.
     13. Required Provisions Under 12 CFR §563.39.
(a)	This Agreement will not give the Employee the right to continued employment or service with the Bank, HMN or any Affiliate, and the Employee’s then employer may terminate the Employee’s employment or service at any time and otherwise deal with the Employee without regard to the effect it may have upon the Employee under this

Agreement. Any termination of the Employee’s employment or service other than termination for Cause shall not prejudice the Employee’s vested right to compensation or other benefits under this Agreement. The Employee shall have no right to receive compensation or other benefits under this Agreement for any period after termination for Cause.

(b)	If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank by a notice served under Section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. §1818(e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)	If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties under this Agreement shall not be affected.

(d)	If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph 13(d) shall not affect any vested rights of the contracting parties under this Agreement.

(e)	All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary to the continued operation of the Bank:
(1)	By the Director of the Office of Thrift Supervision or his or her designee, at the time the Federal Deposit Insurance Corporation or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

(2)	By the Director of the Office of Thrift Supervision or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.
Any rights of the parties to this Agreement that have already vested, however, shall not be affected by such action.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOME FEDERAL SAVINGS BANK	EMPLOYEE

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